UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2017

iRhythm Technologies, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	0001-37918	20-8149544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 Townsend Street, Suite 500 San Francisco, CA		94103
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 632-5700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2017, Casper de Clercq notified iRhythm Technologies, Inc. (the “Company”) of his decision not to stand for reelection to the Company’s Board of Directors (the “Board”) at the Company’s 2017 Annual Meeting of Stockholders (the “Annual Meeting”).  Mr. de Clercq will continue to serve as a member of the Board and its audit and compensation committees until the Annual Meeting.  Mr. de Clercq’s decision was based on personal reasons and was not due to a disagreement with the Company.

As a result of the decision of Casper de Clercq not to stand for re-election to the Board at the Annual Meeting, the Board, on April 26, 2017, resolved to move two of the directors from Class III (with a term expiring at the 2019 annual meeting of stockholders) to Class I (with a term expiring at the 2020 annual meeting of stockholders) to achieve a more equal balance of membership among the classes of directors. Accordingly, on April 26, 2017, each of Messrs. Kevin M. King and Raymond W. Scott agreed to resign as a Class III director and were immediately appointed to the Board as a Class I director. Mr. Scott continues to serve on the Company’s compensation and nominating and corporate governance committees. The resignation and reappointment of Messrs. King and Scott was effected solely to rebalance the Board classes, and for all other purposes, including vesting and other compensation matters, Messrs. King and Scott’s service on the Board is deemed to have continued uninterrupted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IRHYTHM TECHNOLOGIES, INC

Date: April 27, 2017	By:	/s/ Kevin M. King
Kevin M. King
Chief Executive Officer